CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated November 14, 2008 relating to Dreyfus Small Cap Equity Fund, Dreyfus International Small Cap Fund and Dreyfus International Equity Fund for the fiscal year ended September 30, 2008 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 333-100610 and 811-21236) of Dreyfus Stock Funds.

ERNST & YOUNG LLP

New York, New York January 26, 2009